Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-78809) pertaining to the Galey & Lord, Inc. 1999 Stock Option Plan of our report dated November 1, 2002 with respect to the consolidated financial statements and schedule of Galey & Lord, Inc. included in the Annual Report (Form 10-K) for the year ended September 28, 2002.

/s/ Ernst & Young LLP
Greensboro, North Carolina December 19, 2002